Exhibit 12(b)

CONSENT OF DECHERT LLP

April 28, 2011

College Retirement Equities Fund
730 Third Avenue
New York, NY 10017-3206

Re:	College Retirement Equities Fund
Post-Effective Amendment No. 45 to Registration Statement
on Form N-3 (File Nos. 33-00480 and 811-04415)

Dear Ladies and Gentlemen:

     We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 45 to CREF’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP